UNITRIN ANNOUNCES CEO SUCCESSION PLAN

CHICAGO, IL -- June 28, 2006 (BusinessWire). Unitrin, Inc. (NYSE: UTR) today announced that its President and Chief Operating Officer, Donald G. Southwell, will become the company's Chief Executive Officer effective August 2, 2006, coinciding with the next scheduled meeting of Unitrin's board of directors. Mr. Southwell will retain his title as President. Current CEO and Chairman, Richard C. Vie, will continue as executive Chairman.

Mr. Southwell, 55, has been Unitrin's President and Chief Operating Officer and a director since February 2002, prior to which he served in a variety of senior operating roles, including head of the company's insurance operations. Before joining Unitrin in March 1996, Mr. Southwell spent 22 years with the Prudential Insurance Company of America organization, where he held a number of senior executive positions, including President of Prudential Insurance and Financial Services.

Mr. Vie, 68, will retain the office of Chairman of the Board and continue as a key advisor to the Company on strategic matters. Mr. Vie joined Unitrin's predecessor company, Teledyne, Inc., in 1983 as president of its largest life insurance operation. When Unitrin was spun off from Teledyne in 1990, he became a Senior Vice President of Unitrin and was named President and CEO in 1992. Mr. Vie has been Unitrin's Chairman since January 1999.

In commenting on this transition, Mr. Vie stated that "Don Southwell has a proven track record in building Unitrin's core insurance businesses and will provide outstanding vision and energy as Unitrin's CEO. Our Board of Directors has worked diligently with me on succession planning over the last several years and we are happy to provide our shareholders with both an orderly transition and the outstanding leadership capabilities of Don for the years ahead."

Unitrin is a $3 billion financial services company focused on creating shareholder value by providing a diverse array of insurance and consumer finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance businesses are Unitrin Kemper Auto and Home, Unitrin Specialty and Unitrin Business Insurance, which sell personal and commercial insurance through a network of independent agents, and Unitrin Direct, which sells auto insurance directly to consumers. Unitrin's Life and Health Insurance businesses bring a high-level of personalized service to their customers. Unitrin's consumer finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

CONTACT:

Unitrin, Inc.

Edward J. Konar at (312) 661-4930 or

via e-mail at investor.relations@unitrin.com